Exhibit 99

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Contact:
Mark Silvey
PPG Corporate Communications
412-434-3046
silvey@ppg.com

Investors:
Scott Minder
PPG Investor Relations
412-434-3466
sminder@ppg.com

PPG reports record second quarter net sales and earnings per share

•	Second quarter net sales increased 8 percent in local currencies versus prior year

•	Net sales increased about 1 percent versus prior year including unfavorable foreign currency translation

•	Adjusted earnings per diluted share from continuing operations of $1.67 grew 18 percent year-over-year

•	Previously announced business restructuring recorded during second quarter

•	Cash deployment continued; purchase price of acquisitions closed or announced total about $400 million and share repurchases total $350 million year-to-date

•	Cash and short-term investments totaled approximately $1.2 billion at quarter-end

PITTSBURGH, July 16, 2015 - PPG Industries (NYSE:PPG) today reported record second quarter 2015 net sales from continuing operations of $4.1 billion, up $18 million, or about 1 percent, versus the prior-year figure of $4.08 billion. Net sales in local currencies increased by 8 percent, or approximately $340 million, year-over-year, which included a 7 percent contribution from acquisition-related sales and a 1 percent improvement in sales volume. Unfavorable foreign currency translation reduced year-over-year net sales by more than 7 percent, or nearly $320 million.

Second quarter 2015 reported net income from continuing operations was $337 million, or $1.23 per diluted share, and adjusted net income from continuing operations was $458 million, or $1.67 per diluted share. Net income from continuing operations for the second quarter 2015 includes an after-tax business restructuring charge of $106 million, or 39 cents per diluted share, and portfolio transformation transaction-related costs of $15 million, or 5 cents per diluted share. Second quarter 2014 reported net income from continuing operations was $393 million, or $1.40 per diluted share, and adjusted net income from continuing operations was $398 million, or $1.42 per diluted share. Net income from continuing operations for the second quarter 2014 included after-tax portfolio transformation transaction-related costs of $2 million, or 1 cent per diluted share, and pension settlement costs of $3 million, or 1 cent per diluted share.

During the second quarter 2015, the adjusted effective tax rate from continuing operations increased to 24.5 percent versus 24.1 percent in the second quarter 2014, resulting principally from the inclusion of income from the Comex acquisition.

“We delivered all-time-record adjusted earnings per share, up 18 percent, supported by second quarter earnings records in each of our coatings segments and expanded year-over-year earnings in our glass segment,” said Charles E. Bunch, PPG chairman and chief executive officer. “We achieved these records despite the significant impact of unfavorable foreign currency translation, and the records demonstrate the strength of our transformed business portfolio, our strong operational focus and the benefits from our continuing cash deployment.

“Sales volumes grew 1 percent year-over-year, similar to the first quarter, reflecting modest global economic growth. Regionally, in comparison with last quarter, our growth rates improved in Europe and the U.S., moderated in Asia and remained unfavorable in South America,” Bunch said.

“We achieved our strongest organic sales growth in our automotive OEM (original equipment manufacturer), packaging and automotive refinish coatings businesses. This sales growth was supplemented by acquisitions, primarily our Comex acquisition which continued to deliver excellent performance with year-over-year organic sales growth of high-single-digit percentages,” Bunch added.

“Looking ahead, we anticipate global economic growth to continue but remain uneven,” Bunch said. “We will continue our heritage of aggressive cost management, which includes execution of the restructuring actions we announced in April. Despite modest economic growth, we anticipate increased benefits from a lower cost structure and higher earnings leverage on incremental volume growth. Also, based on current foreign exchange rates and the seasonality of our businesses, we expect negative foreign currency translation impacts to remain sizable but to moderate in the second half of the year.

“Lastly, we remain committed to and on track with our previously announced earnings-accretive cash deployment targets. Year-to-date, we have closed or announced business acquisitions with an aggregate purchase price of about $400 million, and we have repurchased $350 million in PPG stock,” Bunch concluded.

In April, the company announced a business restructuring program that includes actions necessary to adjust employee levels and production capacity in certain businesses and regions and to achieve cost synergies related to recent acquisitions. Second quarter 2015 financial results include a business restructuring charge totaling $140 million on a pretax basis, or $106 million after-tax. The company expects these restructuring actions will result in full-year pretax savings of $100 million to $105 million by 2017, including 2015 partial-year savings of $15 million to $20 million.

At the end of the second quarter, PPG reported that cash and short-term investments totaled approximately $1.2 billion. During the quarter, the company repurchased $150 million, or about 1.3 million shares (on a post-stock-split basis), of PPG stock. Year-to-date, the company has repurchased about $350 million of PPG stock and has approximately $1.35 billion remaining of its current share-repurchase authorization approved in 2014. Previously, the company announced a cash deployment target of $1.5 billion to $2.5 billion focused on earnings-accretive acquisitions and share repurchases for combined calendar years 2015 and 2016.

Second Quarter 2015 Reportable Segment Financial Results

•
Performance Coatings segment net sales for the quarter were $2.41 billion, up about 3 percent year-over-year. Acquisition-related sales, including Comex and several smaller acquisitions, added about $235 million to net sales, or about 10 percent. Unfavorable foreign currency translation reduced net sales by about $200 million, or about 9 percent. Segment sales volumes grew 1 percent year-over-year. Organic sales growth continued in the aerospace and automotive refinish coatings businesses, reflecting continued end-use-market adoption of leading PPG technologies and growing demand. Architectural coatings volumes in the U.S. and Canada grew by low-single-digit percentages, with growth in the company-owned stores and national retail (do-it-yourself) channels partly offset by modestly lower sales in the independent dealer channel. Architectural coatings - EMEA (Europe, Middle East and Africa) sales volumes were flat versus the prior-year period and varied by country, although aggregate year-over-year growth rates improved in comparison to the first quarter 2015. Protective and marine coatings volumes also improved, led by North American gains, which included initial Comex acquisition-related sales synergies. Segment income was $411 million, up $38 million, or 10 percent, year-over-year, driven primarily by acquisition-related income and improved operating performance in all businesses. Unfavorable foreign currency translation reduced segment income by about $25 million.

•
Industrial Coatings segment net sales for the quarter were $1.41 billion, down 3 percent year-over-year. Segment sales volumes grew more than 2 percent, and acquisition-related sales, primarily from REVOCOAT, added about 3 percent, offset by unfavorable foreign currency translation that reduced net sales by approximately $110 million. The automotive OEM coatings business delivered higher sales volumes in all regions, growing in aggregate by mid-single-digit percentages, which exceeded the global industry growth rate of about 1 percent for the quarter. Volumes in the industrial coatings and specialty coatings and materials businesses declined about 2 percent, with wide disparity across the various general industrial end-use markets supplied globally. Global industrial demand was weak early in the quarter but improved as the quarter progressed. Packaging coatings sales volumes increased by high-single-digit percentages, with strong growth in all regions driven by customer adoption of new PPG technologies. Total segment income for the quarter was $260 million, up $3 million, or 1 percent, year-over-year. Segment income benefited from acquisition-related gains and manufacturing cost improvements, which were partly offset by approximately $15 million of unfavorable foreign currency translation.

•
Glass segment net sales were $279 million for the quarter, down $10 million, or 3 percent, year-over-year. Improved pricing in both businesses was offset by unfavorable foreign currency translation that impacted sales by about $10 million. PPG’s sale of a flat glass production facility in 2014 resulted in lower flat glass volumes year-over-year, but it improved the business’s value-added product mix. Fiber glass volumes were consistent with the prior-year quarter. Segment income was $37 million, up $26 million year-over-year primarily due to the favorable flat glass product mix and lower manufacturing costs stemming from the facility sale, partly offset by higher year-over-year pension expense and a modest unfavorable foreign currency translation impact.

PPG: BRINGING INNOVATION TO THE SURFACE.(TM)
PPG Industries' vision is to be the world’s leading coatings company by consistently delivering high-quality, innovative and sustainable solutions that customers trust to protect and beautify their products and surroundings. Through leadership in innovation, sustainability and color, PPG provides added value to customers in construction, consumer products, industrial and transportation markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in more than 70 countries around the world. Reported net sales in 2014 were $15.4 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com and follow @PPGIndustries on Twitter.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, July 16. The company will hold a conference call to review its second quarter 2015 financial performance today at 2 p.m. ET. The dial-in numbers are: in the United States, 866-953-6858; international, +1-617-399-3482; passcode 87795933. The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, July 16, beginning at approximately 7 p.m. ET, through July 23 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 888-286-8010; international, +1-617-801-6888; passcode 51249988. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, July 16, 2015, through Friday, July 15, 2016.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in PPG’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, and the unpredictability of existing and possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the Securities and Exchange Commission does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in PPG’s 2014 Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity. Forward-looking statements speak only as of the date of their initial issuance, and PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG Industries believes investors' understanding of the company's operating performance is enhanced by the disclosure of net income, earnings per diluted share and the effective tax rate adjusted for nonrecurring charges. PPG's management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per diluted share adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for net income or earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, earnings per diluted share and the effective tax rate may not be comparable to similarly titled measures as reported by other companies.

The following is a reconciliation of reported and adjusted net income, earnings per diluted share and the effective tax rate for the second quarter:

Regulation G Reconciliation - Net Income, Earnings per Diluted Share and Effective Tax Rate
($ in millions, except per-share amounts)

	Second Quarter 2015		Second Quarter 2014
	$	EPS	$	EPS
Reported net income from continuing operations	$337	$1.23	$393	$1.40
Transaction-related costs	15	0.05	2	0.01
Business restructuring charge	106	0.39	—	—
U.S. pension plan settlement costs	—	—	3	0.01
Adjusted net income from continuing operations, excluding nonrecurring items	$458	$1.67	$398	$1.42

	Second Quarter 2015			Second Quarter 2014
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$452	$110	24.3%	$524	$125	23.9%
Transaction-related costs	21	6	28.6%	3	1	37.6%
Business restructuring charge	140	34	24.3%	—	—	—%
U.S. pension plan settlement costs	—	—	—%	5	2	37.6%
Adjusted effective tax rate, continuing operations	$613	$150	24.5%	$532	$128	24.1%

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
CONDENSED STATEMENT OF OPERATIONS (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014

Net sales	$4,100	$4,082	$7,762	$7,718
Cost of sales, exclusive of depreciation and amortization	2,283	2,306	4,348	4,397
Selling, R&D and administrative expenses	1,077	1,111	2,109	2,131
Depreciation	92	84	179	173
Amortization	33	31	66	61
Interest expense (Note A)	34	48	63	95
Interest income	(10)	(13)	(21)	(25)
Asbestos settlement - net	3	3	6	6
Restructuring charge	140	—	140	—
Other income - net (Note B)	(4)	(12)	(10)	(16)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	452	524	882	896
Income tax expense	110	125	214	214
Income from continuing operations, net of income taxes	342	399	668	682
(Loss)/Income from discontinued operations, net of income taxes	—	(7)	1	1,011
Net income attributable to the controlling and noncontrolling interests	342	392	669	1,693
Less: Net income attributable to noncontrolling interests	(5)	(6)	(10)	(45)
NET INCOME (ATTRIBUTABLE TO PPG)	$337	$386	$659	$1,648

Amounts attributable to PPG:
Income from continuing operations, net of income tax	$337	$393	$658	$670
(Loss)/Income from discontinued operations, net of income tax (Note C)	—	(7)	1	978
Net income (attributable to PPG)	$337	$386	$659	$1,648

Earnings per common share (attributable to PPG)
Income from continuing operations, net of income tax	$1.24	$1.42	$2.41	$2.41
(Loss)/Income from discontinued operations, net of income tax	—	(0.03)	0.01	3.52
Net income (attributable to PPG)	$1.24	$1.39	$2.42	$5.93

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of income tax	$1.23	$1.40	$2.39	$2.38
(Loss)/Income from discontinued operations, net of income tax	—	(0.02)	0.01	3.49
Net income (attributable to PPG)	$1.23	$1.38	$2.40	$5.87

Average shares outstanding	272.5	277.2	272.8	277.8

Average shares outstanding - assuming dilution	274.7	280.2	275.1	280.8

Note A:
Interest expense for the six months ended June 30, 2015 is lower than the comparable prior year period, principally as a result of the debt refinancing completed in the 4th quarter of 2014.

Note B:
Other income - net includes a $19 million pre-tax charge for portfolio transformation transaction-related costs and an $8 million increase in year-over-year equity affiliate earnings for the quarter ended June 30, 2015.

Note C:
Income/(loss) from discontinued operations, net of tax includes the historical operating results of PPG's former interest in the Transitions Optical joint venture and sunlens business that were sold March 31, 2014. The income from discontinued operations of $1 million for the six months ended June 30, 2015 is due to a change in estimated taxes related to the divestitures.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS (unaudited)

The condensed statements of operations include the impact of items that are not expected to recur ("non-recurring items") on a quarterly basis. The tax benefit related to these items are as follows:

	Three Months Ended June 30		Six Months Ended June 30
($ in millions)	2015	2014	2015	2014

Income tax expense on pre-tax income from continuing operations includes tax benefits related to the following:
Transaction-related costs	$6	$1	$9	$2
Business restructuring charge	34	—	34	—
Pension plan settlement charge	—	2	—	2
Total	$40	$3	$43	$4

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	June 30	June 30	December 31
	2015	2014	2014
Current assets:
Cash and cash equivalents	$707	$1,986	$686
Short-term investments	475	927	497
Receivables - net	3,286	3,184	2,815
Inventories	1,861	1,964	1,825
Other	1,045	974	1,027
Total current assets	$7,374	$9,035	$6,850

Current liabilities:
Short-term debt and current portion of long-term debt	$293	$425	$481
Asbestos settlement	840	792	821
Accounts payable and accrued liabilities	3,692	3,745	3,574
Total current liabilities	$4,825	$4,962	$4,876

Long-term debt	$4,222	$2,958	$3,544

PPG OPERATING METRICS (unaudited)
($ in millions)
	June 30	June 30	December 31
	2015	2014	2014
Operating Working Capital (a)
Amount	$2,912	$2,949	$2,453
As a percent of quarter sales, annualized	17.8%	18.1%	16.5%

(a) Operating working capital includes (1) receivables from customers, net of allowance for doubtful accounts, (2) inventories and (3) trade liabilities.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014

Net sales
Performance Coatings	$2,410	$2,343	$4,465	$4,350
Industrial Coatings	1,411	1,450	2,751	2,813
Glass	279	289	546	555
TOTAL	$4,100	$4,082	$7,762	$7,718

Segment income
Performance Coatings	$411	$373	$673	$621
Industrial Coatings	260	257	504	488
Glass	37	11	67	15
TOTAL	708	641	1,244	1,124

Items not allocated to segments
Interest expense, net of interest income	(24)	(35)	(42)	(70)
Other corporate expense (Note A)	(65)	(68)	(132)	(131)
Legacy items (Note B)	(6)	(11)	(18)	(21)
Transaction-related costs	(21)	(3)	(30)	(6)
Business restructuring charge	(140)	—	(140)	—
INCOME BEFORE INCOME TAXES	$452	$524	$882	$896

Note A:
The three and six months ended June 30, 2014 includes a pre-tax charge of $5 million for the settlement of a U.S. defined benefit pension plan.
Note B:
Legacy items include current costs related to former operations of the company, including pension and other postretirement benefit costs, certain charges for legal matters and environmental remediation costs, and certain charges that are considered to be unusual or nonrecurring including the earnings impact of the proposed asbestos settlement. Legacy items also include equity earnings from PPG's approximately 40 percent investment in the former automotive glass and services business.

Bringing innovation to the surface is a trademark and the PPG Logo is a registered trademark of PPG Industries Ohio, Inc.